Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into effective as of the 16th day of October, 2008, between AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), and Elwood G. Norris (“Employee”).

WHEREAS, Employee is presently employed by the Company pursuant to that certain Employment Agreement dated as of September 1, 1997 (the “Prior Agreement”); and

WHEREAS, the Company and Employee desire to restate and amend certain terms of the Prior Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment: Term of Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth. Subject to the provisions for termination as hereinafter provided, Employee’s term of employment by the Company shall commence on the date hereof and shall continue through March 31, 2009. The employment term shall thereafter be automatically be renewed for additional six (6)-month periods unless written notice to the contrary shall be given by either party to the other not less than thirty (30) days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed.

2. Services to be Rendered by Employee. Employee shall be subject to the direction of the Chief Executive Officer of the Company, and he shall perform such duties as may be reasonably prescribed by the Chief Executive Officer of the Company. Employee shall be required to devote no less than two working days per week and during such time shall devote all of his productive time, energy and ability to the proper and efficient conduct of the Company’s business. Employee shall at all times faithfully, industriously, and to the best of his ability, experience and talent, perform the duties that may be reasonably required to the reasonable satisfaction the Chief Executive Officer of the Company.

3. Outside Activities. As is the present case, Employee may from time to time work for other persons or entities in any capacity, including but not limited to an officer, director, employee or consultant, and conduct other business activities so long as such work or activities do not adversely and directly impact on his duties and obligations to the Company as has been reasonably performed in the past.

4. Compensation.

(a) For the services to be rendered by Employee during his employment by the Company, the Company shall pay Employee a Base Salary of eighty thousand dollars ($80,000) per year during the term of this agreement, paid in conformity with the Company’s normal payroll period. Employee’s Base Salary shall be reviewed by the Chief Executive Officer and such review and proposals will be submitted to the Board of Directors for there review and approval.

(b) Employee shall be permitted to participate, at the discretion of the Chief Executive Officer and the Board of Directors, in the Company’s stock option plan or similar program established by the Board of Directors.

(c) Employee’s place of employment shall be considered San Diego County, California (or other mutually agreed upon location).

(d) Employee shall be entitled to participate in and receive benefits under the Company’s medical insurance benefit plans as in effect from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and Company policies. Employee shall not be eligible for any paid vacation or any automobile benefits.

(e) The Company shall pay or reimburse Employee for all expenses normally reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder and authorized in advance by the Company, including without limitation, expenses for entertainment, traveling, meals, hotel accommodations and the like upon submission by him of vouchers or an itemized list thereof as the Company may from time to time adopt and authorize, and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect.

(f) All amounts payable or which become payable under any provision of this Agreement will be subject to any deductions authorized in writing by you and any deductions and withholdings required by law.

5. Termination of Employment.

(a) The Company shall have the right at its option to terminate the employment of Employee hereunder prior to the end of the employment term (as renewed hereunder) by giving written notice thereof to the Employee in the event of any of the following:

(1) If the Chief Executive Officer and the Board of Directors of the Company, or a duly authorized committee thereof, acting in good faith and upon reasonable grounds, determines that the Employee should be terminated for Cause. For purposes of this Agreement, “Cause” means, in each case as determined in good faith by the Board, Employee’s (i) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit, and/or (ii) conviction of any felony law, and/or (iii) a determination or request by an appropriate regulatory authority that Employee be removed or disqualified from acting as an officer of the Company, and/or (iv) willful breach of a material provision of this Agreement as notified to you in reasonable detail by the Chief Executive Officer.

(2) If the Company gives Employee thirty days advance written notice of termination of employment.

(3) If the Employee dies during the term of employment, the Employee’s employment hereunder and Employee’s compensation and other rights under this Agreement and as an employee of the Company (except as to compensation rights accrued prior thereto and except as expressly provided in the next succeeding sentence) shall terminate on the date of death. In such event, the Company shall pay to the Employee’s designated executor or administrator of the Employee’s estate, all compensations and benefits accrued which would otherwise be payable to the Employee through the date of death.

(b) The Employee shall have the right at his sole option to terminate employment at any time upon written notice.

(c) In accordance with the letter executed by the Company on May 27, 2005 and acknowledged by Employee on June 17, 2005, Employee acknowledges that he is not entitled to any severance pay as a result of the termination of Employee’s employment, including without limitation pursuant to any provision of Section 5 of the Prior Agreement.

6. Termination of Royalties. Reference is made to that certain Assignment of Technology, dated March 2, 1992, between Employee and the Company as amended by that certain Addendum Agreement, executed as of December 2, 1996, between Employee and the Company (collectively, the “Assignment”). Employee agrees that the royalty provisions of the Assignment are hereby terminated, including all requirements that the Company pay any royalties to Employee for any technology assigned to the Company pursuant to the Assignment or for any new technologies developed by Employee and other improvements provided or anticipated to be provided by Employee, and including any provisions requiring reporting or information regarding technology assigned to the Company pursuant to the Assignment.

7. Soliciting Customers. The Employee agrees that he will not for a period of one (1) year immediately following the termination of his employment with the Company, either directly or indirectly make known to any competing person, firm, or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them that is not in the public domain.

8. Trade Secrets of the Company. The Employee prior to and during the term of employment under this Agreement has had and will have access to and become acquainted with various trade secrets, consisting of devices, secret inventions, processes, and compilations of information, records, and specifications which are owned by the Company, and which are regularly used or to be used in the operation of the business of the Company. The Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this agreement or thereafter, except as required in the course of his employment with the Company. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the

Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed under any circumstances from the premises of the Company where the work is being carried on without prior written consent of the Company or consistent with the Company’s normal business practices.

9. Inventions and Patents. The Employee agrees that as to any inventions made by him during the term of his employment, solely or jointly with others, which are made using trade secret information of the Company or which relate at the time of the conception or reduction-to-practice of an invention to the business of the Company (which shall be limited to sound reproduction, sound attenuation, hyper sonic sound, soundbarrier, global positioning and miniature radio technologies as currently practiced by the Company) or the Company’s actual or demonstrably anticipated research or development as promulgated by the Chief Executive Officer prior to any invention thereof, or which result from any work performed by the Employee directly for the Company at the Chief Executive Officer’s direction, shall belong to the Company and the Employee promises to assign such inventions to the Company. The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company consents in writing.

The Employee shall assist the Company in obtaining such patents on all inventions described above, and designs, improvements, and discoveries deemed patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

Employee has been an inventor for more than 40 years for his own account and for a variety of entities and is responsible for developments for various entities. Nothing in this Agreement is intended to restrict Employees outside activities as an inventor other than as prescribed in this paragraph. Accordingly, unless an invention made by Employee relates to sound reproduction, sound attenuation, hyper sonic sound, soundbarrier, global positioning and/or miniature radio technologies as currently practiced by the Company, the presumption shall be that any such invention is not owned by the Company without the written consent of Employee and the burden of proving the invention is owned by the Company shall be that of the Company.

10. Severability. Each paragraph and subparagraph of this Agreement shall be construed and considered separate and severable from the validity and enforceability of any other provision contained in this Agreement.

11. Assignment. The rights of the Company (but not its obligations) under this Agreement may, without the consent of the Employee, be assigned by the Company to any parent, subsidiary, or successor of the Company; provided that such parent, subsidiary or successor acknowledges in writing that it is also bound by the terms and obligations of this Agreement. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without prior written consent of Employee. The Employee may not assign all or any of his rights, duties or obligations hereunder without the prior written consent of the Company.

12. Notices. All notices, requests, demands and other communications shall be in writing and shall be defined to have been duly given if delivered or if mailed by registered mail, postage prepaid:

(a) If to Employee, addressed to him at the following address as may be changed in writing from time to time:

Elwood G. Norris

16101 Blue Crystal Trail

Poway, California 92064

(b) If to the Company, addressed to:

American Technology Corporation

15378 Avenue of Science, Suite 100

San Diego, California 92128

or to such other address as any party hereto may request by notice given as aforesaid to the other parties hereto.

13. Title and Headings. Titles and headings to paragraphs hereof are for purposes of references only and shall in no way limit, define or otherwise affect the provisions hereof.

14. Governing Law. This Agreement is being executed and delivered and is intended to be performed in the State of California, and shall be governed by and construed in accordance with the laws of the State of California.

15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart.

16. Cumulative Rights. Each and all of the various rights, powers and remedies of the Company and Employee in this Agreement shall be considered as cumulative, with and in addition to any other rights, powers or remedies of the Company or the Employee and no one of them as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy. Paragraphs 5, 7, 8, 9 and 10 hereof shall continue in full force and effect notwithstanding the Employee’s termination of employment and the termination of this Agreement.

17. Remedies. The Employee and the Company both acknowledge that each may have no adequate remedy at law if either violates any of the terms contained in Paragraphs 6, 7 and 8. In such event, either party shall have the right, in addition to any other rights it may have, to obtain relief to restrain any breach hereof or otherwise to specifically enforce any of the provisions hereof.

18. Waiver of Breach. The waiver by one party to this Agreement of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the said party.

19. Attorney’s Fees. In the event that either party must institute legal action to compel the other to comply with the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

20. Good Faith. Each of the parties hereto agrees that he or it shall act in good faith in all actions taken under this Agreement.

21. Entire Agreement; Amendment; Termination of Prior Agreement. The Company and Employee hereby acknowledge that this Agreement is an amendment and restatement of the Prior Agreement, and as such is a termination of the Prior Agreement. Both the Company and Employee hereby relinquish any and all rights they may have resulting from the termination of the Prior Agreement. This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by parties hereto. Effective on the date hereof, any prior employment agreements between the Company and the Employee shall terminate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

American Technology Corporation

/s/ Thomas R. Brown	Date: 11/5/08
Thomas R. Brown

/s/ Elwood G. Norris	Date: 11/5/08
Elwood G. Norris, Employee